EXHIBIT 10.1

THIRD AMENDMENT TO

PLAINS EXPLORATION & PRODUCTION COMPANY

2002 STOCK INCENTIVE PLAN

WHEREAS, Plains Exploration & Production Company (the “Company”) maintains the Plains Exploration & Production Company 2002 Stock Incentive Plan (the “Plan”) for the benefit of certain eligible persons as set forth in the Plan; and

WHEREAS, all words with initial capital letters shall have the same meaning herein as ascribed thereto in the Plan; and

WHEREAS, the Company desires to amend the Plan, effective as set forth below, and

WHEREAS, in Section 17 of the Plan, the Board reserved the right to amend or modify the Plan and any Agreement issued thereunder subject to the limitations set forth therein; and

WHEREAS, the Board has authorized appropriate officers of the Company to amend the Plan and Agreements to effect the changes generally described above and as specifically set forth in the amendment below.

NOW, THEREFORE, effective as of February 21, 2007, the Plan is hereby amended as follows:

1. Section 21.4 of the Plan is hereby renumbered as Section 21.5 and a new Section 21.4 is added as follows:

21.4 Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to that section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A of the Code will have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.